EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-163715 on Form S-8 pertaining to the Amended 2007 Share Incentive Plan and 2008 Share Incentive Plan of China Nuokang Bio-Pharmaceutical Inc. of our report dated June 2, 2010, with respect to the consolidated financial statements of China Nuokang Bio-Pharmaceutical Inc. included in this Annual Report on Form 20-F for the year ended December 31, 2009.

/s/ Ernst &Young Hua Ming

Shanghai, The People’s Republic of China

June 2, 2010